Exhibit 99.1
RedEnvelope, Inc. Announces Resignation of Polly Boe, Chief Financial Officer
SAN FRANCISCO, CA (November 22, 2006) — RedEnvelope, Inc. (NASDAQ: REDE) today announced the resignation of Chief Financial Officer Polly Boe, effective December 4, 2006. Ms. Boe, who joined the Company in April 2005, has accepted the position of Chief Operating Officer and Chief Financial Officer at Gump’s, the privately held San Francisco-based luxury retailer.
Ken Constable, President and Chief Executive Officer, said, “We thank Polly for her significant contributions to RedEnvelope over the past 20 months and wish her the best in her new position.”
RedEnvelope has begun a search for Ms. Boe’s replacement.
Mr. Constable commented, “While Polly will be greatly missed at RedEnvelope, we are very fortunate to have a team of strong and uniquely qualified financial personnel, who will report directly to me until a replacement is named.”
About RedEnvelope, Inc.
RedEnvelope, Inc. is a branded online retailer of upscale gifts, dedicated to helping women celebrate and nurture their closest personal relationships with unique gifts and unequalled gift-giving experiences. RedEnvelope offers an extensive and fresh collection of imaginative, original gifts through its webstore, www.RedEnvelope.com.
“RedEnvelope” is a registered trademark of RedEnvelope, Inc.

Investor Contact:	Andrew Greenebaum/Christine Lumpkins
Integrated Corporate Relations, Inc.
agreenebaum@icrinc.com; clumpkins@icrinc.com
(310) 954-1100